Exhibit 4.48
EXECUTION VERSION
SHARE PURCHASE AGREEMENT
AMONG
FIRST REACH HOLDINGS LIMITED
EXCEL LEAD INTERNATIONAL LIMITED
AND
AIRMEDIA GROUP INC.
dated as of
July 4, 2008

i

Schedules

Schedule A	Disclosure Schedule
Schedule 5.1	Conduct of Business
Schedule 5.2	Filings and Consents
Schedule 5.6	Related Party Accounts
Schedule 5.11	Transfer by Seller
Schedule 7.2(c)	Qualifications

Exhibits

Exhibit A	Form of Lock-up Agreement
Exhibit B	Form of Registration Rights Agreement
Exhibit C	Form of Consulting Service Agreement
Exhibit D	Form of Seller and the Company British Virgin Islands Legal Opinions

v

SHARE PURCHASE AGREEMENT
     This SHARE PURCHASE AGREEMENT, dated as of July 4, 2008 (the “Effective Date”), among EXCEL LEAD INTERNATIONAL LIMITED, a company incorporated under the laws of British Virgin Islands having its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the “Company”), FIRST REACH HOLDINGS LIMITED, a company incorporated under the laws of British Virgin Islands having its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the “Seller”), and AIRMEDIA GROUP INC., a company incorporated under the laws of the Cayman Islands having its registered office at P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands (the “Purchaser”).
     WHEREAS, the Seller, as of the First Closing Date, owns all issued and outstanding share capital of the Company, including without limitation, any options, warrants and convertible bonds convertible into ordinary shares of the Company (collectively, the “Shares”), representing 100% of the total issued and outstanding share capital of the Company;
     WHEREAS, the Company conducts the Business (as defined below) through the Group Companies (as defined below);
     WHEREAS, the Seller desires to sell, and the Purchaser desires to purchase, the Shares, upon the terms and subject to the conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:
     “2008 Audited Financial Statements” means the audited consolidated financial statements of the Purchaser for the six-month period beginning on July 1, 2008 and ending six months thereafter, prepared in accordance with U.S. GAAP.
     “2008 Consideration” means the 2008 Cash Consideration as defined in Section 2.2(b)(v).
     “2008 Exchange Rate” means the average of the monthly average exchange rate, calculated using daily exchange rates during the relevant month, based on the noon buying rate in The City of New York for cable transfers of RMB as certified by a globally recognized source, for the twelve-month period covered by the 2008 Audited Financial Statements.

     “2008 Payment Exchange Rate” means the benchmark exchange rate (mid-point exchange rate) between the United States dollar and RMB quoted by the People’s Bank of China on a specific date when any payment is actually made in 2008.
     “2008 Profit” means the after-tax profit of the Purchaser, expressed in RMB, attributable primarily to the Company’s business and/or services in the Gate Bridge Air Travel Industry for the six-month period starting from July 1, 2008 and ending six months thereafter in 2008, as reasonably determined by the Purchaser based on the 2008 Audited Financial Statements and in consultation with independent public accountants of internationally recognized standing selected by the Purchaser.
     “2009 Audited Financial Statements” means the audited consolidated financial statements of the Purchaser for the twelve-month period ending on the one year anniversary of the Purchaser Year End, prepared in accordance with U.S. GAAP.
     “2009 Consideration” means the aggregate of the 2009 Share Consideration and the 2009 Cash Consideration.
     “2009 Exchange Rate” means the average of the monthly average exchange rate, calculated using daily exchange rates during the relevant month, based on the noon buying rate in The City of New York for cable transfers of RMB as certified by a globally recognized source, for the twelve-month period covered by the 2009 Audited Financial Statements.
     “2009 Profit” means the after-tax profit of the Purchaser, expressed in RMB, attributable primarily to the Company’s business and/or services in the Gate Bridge Air Travel Industry for the twelve-month period ending on the one year anniversary of the Purchaser Year End, as reasonably determined by the Purchaser based on the 2009 Audited Financial Statements and in consultation with independent public accountants of internationally recognized standing selected by the Purchaser, subject to any further adjustment made according to Section 2.2(b).
     “2010 Audited Financial Statements” means the audited financial statements of the Purchaser for the twelve-month period ending on the two year anniversary of the Purchaser Year End, prepared in accordance with U.S. GAAP.
     “2010 Consideration” means the aggregate of the 2010 Share Consideration and the 2010 Cash Consideration.
     “2010 Exchange Rate” means the average of the monthly average exchange rate, calculated using daily exchange rates during the relevant month, based on the noon buying rate in The City of New York for cable transfers of RMB as certified by a globally recognized source, for the twelve-month period covered by the 2010 Audited Financial Statements.
     “2010 Profit” means the after-tax profit of the Purchaser, expressed in RMB, attributable primarily to the Company’s business and/or services in the Gate Bridge Air Travel Industry for the twelve-month period ending on the two year anniversary of the Purchaser Year End, as reasonably determined by the Purchaser based on the 2010 Audited Financial Statements and in consultation with independent public accountants of internationally recognized standing selected by the Purchaser, subject to any further adjustment made according to Section 2.2(b).

     “ADSs” means the American depositary shares of the Purchaser as listed on the Nasdaq Global Market.
     “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.
     “Affiliated Company” means any Group Company and its Affiliates in respect of which a majority of the equity is not directly held but controlled by the Company as of the date of this Agreement.
     “Aggregate Consideration” means the aggregate of the Initial Cash Consideration, the 2008 Consideration, the 2009 Consideration, and the 2010 Consideration, provided that if the amount for any of the 2008 Consideration, the 2009 Consideration or the 2010 Consideration so determined produces a negative figure then no payment of any such Earnout Consideration shall be due to the Seller.
     “Agreement” means this Share Purchase Agreement among the parties hereto, as amended, modified or supplemented from time to time.
     “AM ADS” means the ADS of the Purchaser, each representing two AM Ordinary Shares.
     “AM Ordinary Shares” means the ordinary shares, US$0.001 par value per share, of the Purchaser.
     “AMCN Share Price” is US$8.097, which is the average of fifty percent of the closing prices of AM ADS as reported on the Nasdaq Global Market over the thirty (30)-day period ending four (4) days prior to the Effective Date.
     “Ancillary Documents” means all other agreements, documents and instruments required to be delivered by any party pursuant to this Agreement, and any other agreements, documents or instruments entered into at or prior to the First Closing in connection with this Agreement or the transactions contemplated hereby.
     “applicable Audited Financial Statements” means any of the 2008 Audited Financial Statements, the 2009 Audited Financial Statements or the 2010 Audited Financial Statements, as the context may require.
     “applicable Earnout Share Consideration” means any of the 2009 Share Consideration or the 2010 Share Consideration, as the context may require.
     “Business” means consulting services of the Group Companies, as currently operated or presently proposed to be operated.
     “Business Day” means a day (other than a Saturday, Sunday or statutory holiday) on which banks are open for business in Hong Kong.
     “Cause” means:

(i)	an employee’s gross negligence in the performance of his or her duties to the Group Companies;

(ii)	an employee’s misappropriation of assets of, or embezzlement from, the Group Companies;

(iii)	willful breach by an employee of such employee’s material obligations under the relevant employment agreement entered into by the employee; or

(iv)	fraud, malfeasance, willful violation of the Purchaser’s Code of Business Conduct and Ethics or other written policies.
     “Cash Consideration” means collectively, the aggregate of the Initial Cash Consideration, the 2008 Cash Consideration, the 2009 Cash Consideration and the 2010 Cash Consideration, and any adjustment so made according to this Agreement.
     “Closing” means the First Closing or each Earnout Closing.
     “Closing Date” means the First Closing Date or each Earnout Closing Date.
     “Competing Business” means the Business.
     “Contract” means any contract, agreement, arrangement or understanding, whether written or oral and whether express or implied.
     “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.
     “Disclosure Schedule” means the Disclosure Schedule attached to this Agreement as Schedule A, dated as of the Effective Date and the First Closing Date, delivered by the Seller to the Purchaser at the Effective Date and the First Closing Date, respectively, in connection with this Agreement.
     “Encumbrance” means any security interest, pledge, mortgage, lien, charge, limitation, condition, equitable interest, option, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, including any restriction on transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, receipt of income or exercise of any other attribute of ownership. For the avoidance of doubt, software licenses entered into in the ordinary course of business shall not constitute Encumbrances.
     “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     “Financing Lease” means (i) any lease of property, real or personal, the obligations under which are capitalized on the balance sheet of the Company and (ii) any other such lease to the extent that the then present value of the minimum rental commitment thereunder should, in accordance with U.S. GAAP, be capitalized on a balance sheet of the Company.
     “Fixed Exchange Rate” means the exchange rate between the United States dollar and RMB at the rate of US$1/RMB6.9467.
     “Gate Bridge Air Travel Industry” means a segment of air travel advertising business dedicated to placing advertisements in or on gate bridges in the airports.
     “Government Official” means any official, director, politician, employee or other similar Persons with a position at a Governmental Authority.
     “Governmental Authority” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, municipal, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).
     “Governmental Order” means any order, writ, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
     “Group Companies” means the Company, the Subsidiaries (including but not limited to Glorious Star Investment Limited, a company incorporated under the laws of Hong Kong having its registered office at 3/F New York House, 60 Connaught Road, Central, Hong Kong), the Affiliated Companies and any Person that is not a natural person and that is controlled by a Group Company.
     “Indebtedness” of a Person, at a particular date, means the sum (without duplication) at such date of (i) indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which such Person is liable as obligor, (ii) indebtedness secured by any lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by or is a primary liability of such Person, (iii) obligations of such Person under Financing Leases, (iv) the face amount of all letters of credit issued for the account of such person and, without duplication, the unreimbursed amount of all drafts drawn thereunder, and (v) obligations (in the nature of principal or interest) of such Person in respect of acceptances or similar obligations issued or created for the account of such Person.
     “Intellectual Property” means all rights under patent, copyright, trademark or trade secret Law or any other statutory provision or common law doctrine, including design rights.
     “Judgments” means any and all judgments, orders, writs, directives, rulings, decisions, injunctions (preliminary or permanent), decrees, assessments, settlement agreements or awards of any Governmental Authority or arbitrator.
     “Knowledge of the Seller” means, as to the Company, the actual and constructive knowledge that has been acquired after due inquiry of all the executives and directors of the Seller.

     “Law” means any statute, code, law, ordinance, regulation or rule or other legally binding requirement of any Governmental Authority.
     “Legal Requirements” means any and all applicable (i) federal, territorial, state, municipal, local and foreign laws, ordinances and regulations, (ii) codes, standards, rules, regulations, requirements, orders, interpretations and criteria issued under any federal, territorial, state, local or foreign laws, ordinances or regulations, or by any Self-Regulatory Organization and (iii) Judgments.
     “Lock-up Agreement” means the Lock-up Agreement in the form set forth in Exhibit A hereto, setting forth the terms and conditions concerning the restriction of any sale, transfer or encumbrance of AM Ordinary Shares issued as part of the Aggregate Consideration.
     “Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be or would reasonably be expected to be materially adverse (i) to the business, assets, condition (financial or otherwise), operating results, or operations of such entity and its subsidiaries and affiliated entities, taken as a whole, except (a) effects or changes (including general economic and political conditions) that do not have a materially disproportionate effect (relative to other industry participants) on such entity and generally affect the industry in which such entity operates; (b) effects or changes relating to loss of employees, suppliers, vendors, agents, customers or other business partners (including websites and portals) resulting primarily from the announcement or pendency of the transactions contemplated by this Agreement; and (c) any change or effect that results from any action taken at the request of the Purchaser or as required by the terms of this Agreement or the Ancillary Documents or (ii) to the ability of the Purchaser or of the Seller, as applicable, to timely consummate the transactions contemplated by this Agreement or by any of the Ancillary Documents.
     “Permitted Encumbrances” means (i) Encumbrances for Taxes not yet payable or being contested in good faith, (ii) Encumbrances in respect of property or assets imposed by Law that were incurred in the ordinary course of business, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar liens, (iii) pledges or deposits made in the ordinary course of business to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations, and (iv) survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property.
     “Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization, joint venture, limited liability company or other entity.
     “Purchaser Year End” means the end date of the six-month period following July 1, 2008.
     “PRC” means the People’s Republic of China, for the sole purpose of this Agreement, excluding the Special Administrative Regions of Hong Kong and Macau and the territory of Taiwan.
     “Related Party” means an Affiliate of the Company or the Seller.
     “Release” has the meaning provided in 42 U.S.C. Section 9601(22).

     “RMB” means Renminbi, the lawful currency of the PRC.
     “Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Self-Regulatory Organization” means any U.S. or foreign securities or commodities exchange, association, clearing agency or similar organization of which the relevant party is a member or that otherwise has jurisdiction over the activities of such party.
     “Subsidiaries” means any and all corporations, partnerships, limited liability companies and other entities with respect to which the Company, directly or indirectly, owns more than fifty percent (50%) of the securities having the power to elect members of the board of directors or similar body governing the affairs of such entity.
     “subsidiaries” means, with respect to any Person, any other Person fifty percent (50%) or more of the voting equity of which is owned, directly or indirectly, by such first Person.
     “Tax” or “Taxes” means any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of the same or similar nature, together with any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any Taxing Authority in accordance with applicable Law.
     “Tax Return” means any return, report or statement required by applicable Law to be filed by any Group Company with any Taxing Authority, showing Taxes or used to pay Taxes, including any schedules or attachments thereto or amendment thereof.
     “Taxing Authority” means, with respect to any Tax, the government entity or political subdivision thereof that imposes such Tax and the agency (if any) charged with the collection of such Tax for such entity or subdivision.
     “US$” of “U.S. dollars” means the lawful currency of the United States of America.
     “U.S. GAAP” means United States generally accepted accounting principles and practices as in effect from time to time applied consistently throughout the periods involved.
     “Value” in respect of the Aggregate Consideration means, subject to the provisions of Section 9.4 hereof, in the case of consideration payable in AM Ordinary Shares, the cash value of such Ordinary Shares calculated based on the AMCN Share Price.
     Section 1.2 Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

Term	Section
2008 Cash Consideration	2.2(b)(v)
2009 Cash Consideration	2.2(c)(iv)

Term	Section
2009 Share Consideration	2.2(c)(iv)
2010 Cash Consideration	2.2(d)(iv)
2010 Share Consideration	2.2(d)(iv)
Advance Payment	2.2(a)
Balance Sheet	3.6(a)
Balance Sheet Date	3.6(a)
Bank Account	2.2(a)
Company	Preamble
Confidential Information	5.9
Currently Realizable	9.1(d)
Earnout Closing	2.4(a)
Earnout Closing Date	2.4(a)
Earnout Cash Consideration	2.2(d)
Earnout Consideration	2.2(d)
Effective Date	Preamble
Financial Statements	3.6(a)
First Closing	2.3(a)
First Closing Date	2.3(a)
HKIAC	10.14
Indemnifying Party	9.1(e)
Indemnity Claim	9.1(d)
Initial Cash Consideration	2.2(a)(i)
Land Use Rights	3.24(b)
Losses	9.1(a)
Material	10.3
Material Contract	3.17(a)
Previous Acquisition Agreements	3.19
Purchaser	Preamble
Purchaser Indemnified Persons	9.1(a)
Purchaser SEC Documents	4.4
Registration Rights Agreement	7.6
Related Party Accounts	5.6
Residual Payments	3.19
SEC	4.4
Seller	Preamble
Seller Indemnified Persons	9.1(b)
Shares	Recitals
Straddle Period	5.3(b)
Tax Benefit	9.1(d)
     Section 1.3 Other Interpretive Provisions. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
ARTICLE II
PURCHASE AND SALE OF SHARES
     Section 2.1 Transfer by the Seller to the Purchaser. (a) Subject to the terms and conditions set forth in this Agreement, (i) on the First Closing Date (as defined below), the Seller shall sell, assign and transfer to the Purchaser, all of the Seller’s right, title and interest in and to the Shares owned by the Seller free and clear of all Encumbrances, and (ii) on the First Closing Date, the Purchaser shall pay the Initial Cash Consideration to the Seller. The purchase and sale of the Shares pursuant to this Agreement shall be effective as of the close of business on the First Closing Date.
     (b) On each Earnout Closing Date (as defined below) and subject to the terms and conditions set forth in this Agreement, the Purchaser shall issue and transfer to the Seller all of the Purchaser’s right, title and interest in and to the applicable Earnout Share Consideration (if any), free and clear of all Encumbrances.
     Section 2.2 Consideration. Subject to any adjustment below, the Aggregate Consideration shall be paid as follows:
     (a) Subject to the terms and conditions set forth in this Agreement, in reliance on the representations, warranties, covenants and agreements of the parties contained herein and in the Ancillary Documents and in consideration of the sale, assignment and transfer of the Shares, the Purchaser shall on the First Closing Date pay the Seller (i) a total amount of US dollars in the equivalent amount of RMB 2,240,000 (such amount, the “Initial Cash Consideration”) calculated at the 2008 Payment Exchange Rate, and (ii) subject to any adjustment made according to Section 2.2(b) below, a total amount of US dollars in the equivalent amount of RMB43,392,000 (such amount, the “Advance Payment”) calculated at the 2008 Payment Exchange Rate, by transfer to a bank account in the Seller’s name held in Hong Kong (the “Bank Account”), the details of which shall be notified by the Seller to the Purchaser three (3) Business Days before the First Closing Date.
     (b) The Purchaser agrees to pay the Seller additional consideration to the Seller’s Bank Account within three (3) Business Days following the date on which the 2008 Audited Financial Statements are delivered to the Purchaser to its reasonable satisfaction, and the Seller agrees to deduct a portion from the 2009 Profit or the 2010 Profit when the 2009 Consideration or the 2010 Consideration is paid by the Purchaser to the Seller or to return a certain amount of cash to the Purchaser immediately after the availability of the 2010 Audited Financial Statements, as the case may be, on the basis of the 2008 Audited Financial Statements to the Purchaser’s reasonable satisfaction, in each case determined as follows:
(i)	if the 2008 Profit is less than RMB22,600,000, an amount equal to the product of (1) RMB22,600,000 minus (2) the 2008 Profit shall be deducted from the 2009 Profit or the 2010 Profit if the amount for the 2009 Consideration so determined produces a negative figure. The Seller shall return to the Purchaser an amount of US dollars calculated at the 2008 Exchange Rate in the equivalent sum of (1) the amount so calculated in the immediately proceeding sentence, multiplied by (2) 1.92, and such return shall be made by the Seller to the Purchaser immediately after the availability of the 2010 Audited Financial Statements if the amount for the 2010 Consideration so determined produces a negative figure;

(ii)	if the 2008 Profit is greater than RMB22,600,000 but less than or equal to RMB32,600,000, the Purchaser shall pay the Seller as additional consideration an amount denominated in U.S. dollars calculated at the 2008 Exchange Rate equal to the sum of (1) an amount, equal to the product of (A) the 2008 Profit minus (B) RMB22,600,000, multiplied by (2) 1.92, in any event such amount shall be capped in U.S. dollars in the equivalent amount of RMB 19,200,000, calculated at 2008 Exchange Rate;

(iv)	if the 2008 Profit is greater than RMB32,600,000, the Purchaser shall pay the Seller as additional consideration in US dollars in the equivalent amount of RMB19,200,000 calculated at the 2008 Exchange Rate; and

(v)	the amount denominated in U.S. dollars in readily available funds determined pursuant to Sections 2.2(b)(ii) and 2.2(b)(iii) above, as applicable, is referred to herein as the “2008 Cash Consideration”.
     (c) Subject to any adjustment made according to Section 2.2(b) above, the Purchaser shall within three (3) Business Days following the date on which the 2009 Audited Financial Statements are delivered to the Purchaser to its reasonable satisfaction, deliver to the Seller additional consideration, if any, by delivering a number of AM Ordinary Shares as specified in Section 2.4(b) and an amount denominated in U.S. dollars in readily available funds to the Bank Account, in each case determined as follows:
(i)	if the 2009 Profit is less than or equal to RMB39,000,000, (x) a number of AM Ordinary Shares equal to the quotient of (A) the product of (1) the 2009 Profit, translated into U.S. dollars using the Fixed Exchange Rate, multiplied by (2) 0.96, divided by (B) the AMCN Share Price and (y) an amount denominated in U.S. dollars in readily available funds equal to the product of (A) the 2009 Profit, translated into U.S. dollars using the 2009 Exchange Rate, multiplied by (B) 0.96, in the case of each (x) and (y), as adjusted pursuant to Section 2.2(e) below;

(ii)	if the 2009 Profit is greater than RMB39,000,000 but less than or equal to RMB49,000,000, (x) a number of AM Ordinary Shares equal to the quotient of (A) RMB37,440,000, translated into U.S. dollars using the Fixed Exchange Rate, divided by (B) the AMCN Share Price and (y) an amount denominated in U.S. dollars in readily available funds equal to the sum of (A) RMB37,440,000, translated into U.S. dollars using the 2009 Exchange Rate, and (B) the product of (1) an amount, equal to the 2009

Profit minus RMB39,000,000, translated into U.S. dollars using the 2009 Exchange Rate, multiplied by (2) 1.92, in the case of each (x) and (y), as adjusted pursuant to Section 2.2(e) below;

(iii)	if the 2009 Profit is greater than RMB49,000,000, (x) a number of AM Ordinary Shares equal to the quotient of (A) RMB37,440,000, translated into U.S. dollars using the Fixed Exchange Rate, divided by (B) the AMCN Share Price and (y) an amount denominated in U.S. dollars in readily available funds equal to RMB56,640,000, translated into U.S. dollars using the 2009 Exchange Rate, in the case of each (x) and (y), as adjusted pursuant to Section 2.2(e) below; and

(iv)	the number of AM Ordinary Shares determined pursuant to Sections 2.2(c)(i)(x), 2.2(c)(ii)(x) and 2.2(c)(iii)(x) above, as applicable, is referred to herein as the “2009 Share Consideration”. The amount denominated in U.S. dollars in readily available funds determined pursuant to Sections 2.2(c)(i)(y), 2.2(c)(ii)(y) and 2.2(c)(iii)(y) above, as applicable, is referred to herein as the “2009 Cash Consideration”. In the Seller’s sole option, if the Seller chooses to receive cash only, the 2009 Consideration shall be an amount equal to the sum of (A) the product of (1) the 2009 Profit, subject to further adjustment made according to Section 2.2(b) above, multiplied by (2) 1.92, divided by (B) the 2009 Exchange Rate. In any event, the 2009 Consideration shall not exceed the sum of (A) RMB94,080,000 divided by (B) the 2009 Exchange Rate.
     (d) Subject to any adjustment made according to Section 2.2(b), the Purchaser shall within three (3) Business Days following the date on which the 2010 Audited Financial Statements are delivered to the Purchaser to its reasonable satisfaction, deliver to the Seller additional consideration, if any, by delivering a number of AM Ordinary Shares as specified in Section 2.4(b) and an amount denominated in U.S. dollars in readily available funds to the Bank Account, in each case determined as follows:
(i)	if the 2010 Profit is less than or equal to RMB50,700,000, (x) a number of AM Ordinary Shares equal to the quotient of (A) the product of (1) the 2010 Profit, translated into U.S. dollars using the Fixed Exchange Rate, multiplied by (2) 0.96, divided by (B) the AMCN Share Price and (y) an amount denominated in U.S. dollars in readily available funds equal to the product of (A) the 2010 Profit, translated into U.S. dollars using the 2010 Exchange Rate, multiplied by (B) 0.96, in the case of each (x) and (y), as adjusted pursuant to Section 2.2(e) below;

(ii)	if the 2010 Profit is greater than RMB50,700,000 but less than or equal to RMB60,700,000, (x) a number of AM Ordinary Shares equal to the quotient of (A) RMB48,672,000, translated into U.S. dollars using the Fixed Exchange Rate, divided by (B) the AMCN Share Price and (y) an amount denominated in U.S. dollars in readily available funds equal to the sum of (A) RMB48,672,000, translated into U.S. dollars using the 2010

Exchange Rate, and (B) the product of (1) an amount, equal to the 2010 Profit minus RMB50,700,000, translated into U.S. dollars using the 2010 Exchange Rate, multiplied by (2) 1.92, in the case of each (x) and (y), as adjusted pursuant to Section 2.2(e) below;

(iii)	if the 2010 Profit is greater than RMB60,700,000, (x) a number of AM Ordinary Shares equal to the quotient of (A) RMB48,672,000, translated into U.S. dollars using the Fixed Exchange Rate, divided by (B) the AMCN Share Price and (y) an amount denominated in U.S. dollars in readily available funds equal to RMB67,872,000, translated into U.S. dollars using the 2010 Exchange Rate, in the case of each (x) and (y), as adjusted pursuant to Section 2.2(e) below; and

(iv)	the number of AM Ordinary Shares determined pursuant to Sections 2.2(d)(i)(x), 2.2(d)(ii)(x) and 2.2(d)(iii)(x) above, as applicable, is referred to herein as the “2010 Share Consideration”. The amount denominated in U.S. dollars in readily available funds determined pursuant to Sections 2.2(d)(i)(y), 2.2(d)(ii)(y) and 2.2(d)(iii)(y) above, as applicable, is referred to herein as the “2010 Cash Consideration”. In the Seller’s sole option, if the Seller chooses to receive cash only, the 2010 Consideration shall be an amount equal to the sum of (A) the product of (1) the 2010 Profit, subject to further adjustment made according to Section 2.2(b) above, multiplied by (2) 1.92, divided by (B) the 2010 Exchange Rate. In any event, the 2010 Consideration shall not exceed the sum of (A) RMB116,544,000 divided by (B) the 2010 Exchange Rate.
     (e) No fraction of a share of AM Ordinary Shares will be issued, and no certificates or scrip for any such fractional shares shall be issued. In lieu thereof, the Seller who would otherwise be entitled to receive a fraction of a share of AM Ordinary Shares (after aggregating all fractional shares of AM Ordinary Shares to be received by such holder) shall receive from the Purchaser an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (A) such fraction, multiplied by (B) the AMCN Share Price.
     Section 2.3 First Closing.
     (a) Subject to the terms and conditions set forth in this Agreement, the closing of the transactions contemplated by Section 2.1(a) of this Agreement (the “First Closing”) shall take place at the offices of Latham & Watkins LLP in Hong Kong on a date (the “First Closing Date”) as specified by the Purchaser in a notice to the Seller duly signed and delivered by the Purchaser as promptly as practicable but in any event within five (5) Business Days following the date of the satisfaction or waiver of all of the conditions set forth in Articles VI and VII hereof.
     (b) At or prior to the First Closing, the Seller shall deliver to the Purchaser the following:

(i)	all necessary documents, duly executed where so required, to enable title in all the Shares owned by the Seller to pass fully and effectively into the name of the Purchaser;

(ii)	share certificates evidencing the Shares to be sold by the Seller duly endorsed in blank, or accompanied by stock powers duly executed in blank and with any required stock transfer tax stamps affixed;

(iii)	all other previously undelivered documents required by this Agreement and the Ancillary Documents to be delivered by the Seller to the Purchaser at or prior to the First Closing Date in connection with the transactions contemplated hereby and thereby; and

(iv)	in respect of each Group Company, as the case may be, the certificates of incorporation, common seal (if it exists), share register and share certificate book (with any unissued share certificates) and all minute books and other statutory books or such equivalent items in the relevant jurisdiction as are kept by the relevant Group Company or are required by the Law of the jurisdiction where such Group Company is incorporated to be kept by such Group Company.
     (c) At the First Closing, the Purchaser shall deliver to the Seller (i) the Initial Cash Consideration, and (ii) evidence that the Purchaser has irrevocably made such payment according to Section 2.2(a).
     Section 2.4 Earnout Closings.
     (a) Subject to the terms and conditions set forth in this Agreement, each of the closings of the transactions contemplated by Sections 2.2(b), 2.2(c) and 2.2(d) of this Agreement (each an “Earnout Closing” and collectively, the “Earnout Closings”) shall take place at the place and on the date (each an “Earnout Closing Date”) as specified by the Purchaser in a notice to the Seller duly signed and delivered by the Purchaser as promptly as practicable but in any event within five (5) Business Days following the delivery of the applicable Audited Financial Statements to the Purchaser.
     (b) At or immediately after each Earnout Closing, the Purchaser shall deliver to the Seller true copies of the register of members of the Purchaser indicating the transfer to the Seller and registration in the name of the Seller in respect of the applicable Earnout Share Consideration as set forth opposite its name.
     Section 2.5 Share Splits and Other Similar Events. Any number of shares to be delivered pursuant to or price per share referenced in this Article II shall be equitably adjusted in the event of any stock split, stock dividend, recapitalization or reorganization after the date hereof (for the avoidance of doubt no adjustment shall be made to account for additional issuances of shares by the Purchaser in connection with any capital raising transaction or acquisitions by the Purchaser).

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE SELLER
     The Seller hereby represent and warrant to the Purchaser, as of the Effective Date and as of the First Closing Date, that each of the following representations and warranties including those as otherwise qualified or excepted as set forth in the Disclosure Schedule attached hereto is true and correct.
     Section 3.1 Due Organization, Good Standing and Power.
     (a) The Company is a company duly organized, validly existing and in good standing under the laws of British Virgin Islands. The Company (i) has the requisite power and authority (corporate and other) to own, lease and operate its assets and to conduct the business now being conducted by it and (ii) is duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification. The Company has all requisite power and authority to enter into this Agreement and the Ancillary Documents to which it is a party and to perform its obligations hereunder and thereunder.
     (b) Except as set forth in Section 3.1(b)(1) of the Disclosure Schedule, the Company has no Liabilities or obligations and is not a party to any Contract, other than (i) this Agreement, the Ancillary Documents to which it is a party and such Contracts as are described in Section 3.1(b)(2) of the Disclosure Schedule, and (ii) any Liabilities or obligations relating solely to the transactions contemplated by this Agreement, by the Ancillary Documents or the Contracts described in Section 3.1(b)(2) of the Disclosure Schedule.
     Section 3.2 Authorization, Enforceability. The Company is in good standing in its jurisdiction of incorporation and has the corporate power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party and perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Documents to which the Company is a party and the performance by the Company of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of the Company.
     Section 3.3 Capitalization; Ownership and Transfer of Shares; Valid Issuance.
     (a) Section 3.3 of the Disclosure Schedule hereto sets forth all outstanding ordinary shares, preferred shares and other equity interests of the Company, including without limitation, any options and warrants and convertible bonds convertible into ordinary shares of the Company, representing 100% of the Company’s share capital. All of the Shares were duly authorized for issuance and are validly issued, fully paid (except as otherwise set forth in Section 3.3(a) of the Disclosure Schedule) and non-assessable.
     (b) The Seller is the only record and beneficial owner of the Shares in the Company and has good and marketable title to such Shares, free and clear of any and all Encumbrances.

     (c) As of the date of this Agreement, the Seller owns 100%, and as of the First Closing Date will own 100%, of all issued and outstanding share capital of the Company on a fully-diluted and as-converted basis.
     Section 3.4 Group Companies.
     (a) Section 3.4 of the Disclosure Schedule sets forth for each of the Group Companies (other than the Company) (i) its jurisdiction of incorporation, formation or organization, as applicable, and (ii) the number of authorized, issued and outstanding shares of each class of its capital stock or other authorized, issued and outstanding equity interests, as applicable, the names of the holders thereof, and the number of shares or percentage interests, as applicable, held by each such holder, in each case representing 100% of such Group Company’s equity capital. Each of the Group Companies (other than the Company) is duly incorporated or formed, as applicable, validly existing and, in good standing under the Laws of its jurisdiction of incorporation or formation, as applicable, has the requisite corporate or similar power and authority (corporate and other) to own, lease and operate its assets and to carry on its business now being conducted by it, and is duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification. All the issued and outstanding shares of capital stock or other equity interests of such Group Companies are owned of record, free and clear of any Encumbrances except as set forth in Section 3.4 of the Disclosure Schedule. All of such issued and outstanding shares of the Group Companies (other than the Company) have been validly issued, are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. Except as set forth in Section 3.4 of the Disclosure Schedule, there is no existing option, warrant, call, right, commitment or other agreement of any character to which such Group Company is a party requiring, and there are no securities of any such Group Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer or repurchase or redemption or other acquisition of any additional shares of capital stock, issued or unissued, or other equity securities of such Group Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of such Group Company or relating to dividends or voting rights. Except as set forth in Section 3.4 of the Disclosure Schedule, none of the Group Companies is a party to any voting trust, other voting agreement or Contract with respect to any of the Shares or to any agreement relating to the issuance, sale, redemption, transfer or other disposition of the capital stock of any of the Group Companies (other than the Company).
     (b) No shares of capital stock or other equity or ownership interests of any Group Company have been issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Law, the certificate of incorporation or bylaws or comparable organizational documents of any Group Company or any Contract to which the Group Company is a party or by which the Group Company is bound.
     Section 3.5 Corporate Records. The Company has made available to the Purchaser true, correct and complete copies of the certificates of incorporation, by-laws or comparable organizational documents and business licenses of each Group Company. Such certificates of incorporation, by-laws, or comparable organizational documents and business licenses are in full force and effect. None of the Group Companies is in violation of any of the provisions of its certificate of incorporation, bylaws or comparable organizational documents. The transfer books and minute books of each Group Company that have been made available for inspection by the Purchaser prior to the date hereof are true and complete.
     Section 3.6 Financial Statements.
     (a) Attached hereto as Section 3.6(a) of the Disclosure Schedule are copies of the unaudited consolidated financial statements of the Company and the Group Companies for five (5) months ended May 31, 2008. Such financial statements are collectively referred to herein as the “Financial Statements.” The Financial Statements (i) are true, correct and complete and have been prepared in accordance with the books and records of the Company and the Group Companies, (ii) have been prepared in accordance with U.S. GAAP, applied on a consistent basis throughout the periods indicated therein, and (iii) fairly present, in all material respects, the financial condition and results of operations and cash flows of the business as of the Company and the Group Companies, as of and for the periods to which they relate, subject to normal adjustments in connection with audit, which will not be material in amount or significant in the aggregate. For the purposes hereof, the unaudited consolidated balance sheet of the Business, which is included in the Financial Statements, as of May 31, 2008, is referred to as the “Balance Sheet” and May 31, 2008 is referred to as the “Balance Sheet Date”. The books of account and financial records of each Group Company are true and correct in all material respects and have been prepared and are maintained in accordance with sound accounting practice. None of the Group Companies has made any material changes in its accounting methods or practices since the Balance Sheet Date.
     (b) Since the Balance Sheet Date, there has been no event the occurrence of which had a Material Adverse Effect on the Company or would reasonably be expected to have a Material Adverse Effect on the Company.
     (c) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate actions are taken with respect to any differences; and (v) each of the Group Companies has made and kept books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets of such entity and provide a sufficient basis for the preparation of financial statements in accordance with U.S. GAAP.
     (d) The Group Companies have no liabilities of any kind whatsoever (whether absolute, accrued, contingent or otherwise, and whether due or to become due) that would be required to be reflected in, or disclosed in the notes to, financial statements prepared in accordance with U.S. GAAP, other than liabilities and obligations (i) reflected or reserved against the Balance Sheet or disclosed in the notes thereto, (ii) disclosed in Section 3.6(a) of the Disclosure Schedule or (iii) in excess of US$5,000 individually or US$10,000 in the aggregate not disclosed pursuant to clause (i) or (ii).

     (e) As of the First Closing Date, the aggregate cash balances of the Company will exceed the aggregate amount of all Indebtedness of the Company on a consolidated basis.
     (f) None of the Group Companies is engaged in any trading activities involving commodity contracts or other trading contracts which are not currently traded on a securities or commodities exchange and for which the market value cannot be determined.
     Section 3.7 No Approvals or Conflicts.
     (a) Except as set forth in Section 3.7(a) of the Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not (i) violate, conflict with or result in a breach by any Group Company of the organizational documents of such Group Company, (ii) violate, conflict with or result in a breach of, or constitute a default by any Group Company (or create an event which, with notice or lapse of time or both, would constitute a default) or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Encumbrance upon any of the properties of the Group Companies under, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument to which the Group Companies or any of their respective properties may be bound, (iii) violate or result in a breach of any Governmental Order or Law applicable to the Group Companies or any of their respective properties or (iv) require any order, consent, approval or authorization of, or notice to, or declaration, filing, application, qualification or registration by such Group Company with, any Governmental Authority. No Governmental Authorizations are required for the execution, delivery and performance by the Group Companies of this Agreement and the Ancillary Documents and the consummation by the Group Companies of the transactions contemplated hereby and thereby.
     Section 3.8 Licenses. Each of the Group Companies has obtained all licenses, franchises, concessions, consents, authorizations, approvals, orders, certificates and permits of and from, and has made all declarations and filings with, all Governmental Authorities necessary to own, lease, license and use its properties, assets and conduct its business in the manner and such licenses, consents, authorizations, approvals, orders, certificates or permits contain no materially burdensome restrictions or conditions. To the Knowledge of the Seller, no regulatory body is considering modifying, suspending or revoking any such licenses, consents, authorizations, approvals, orders, certificates or permits and each of the Group Companies is in compliance with the provisions of all such licenses, consents, authorizations, approvals, orders, certificates or permits.
     Section 3.9 Litigation. There are no suits, actions, arbitrations, proceedings or investigations pending or, to the Knowledge of the Seller, threatened against any of the Group Companies.
     Section 3.10 Absence of Certain Changes. Except as set forth in Section 3.10 of the Disclosure Schedule or as contemplated by this Agreement or any of the Ancillary Agreements, since the Balance Sheet Date through the Effective Date of this Agreement, the Business of the Group Companies has been conducted in the ordinary course consistent with past practice in all material respects. Without limiting the generality of the foregoing, except as set forth in Section 3.10 of the Disclosure Schedule and as otherwise contemplated by this Agreement or any of the Ancillary Agreements, since the Balance Sheet Date through the date of this Agreement, there has not been:
     (a) any damage, destruction or loss (whether or not covered by insurance), materially affecting the business or assets of the Group Companies;
     (b) any sale, purchase, option, subscription, warrant, call, commitment or agreement of any character granted or made by any of the Group Companies in respect of its capital stock or other equity interests (other than the issuance of Shares pursuant to outstanding options or warrants);
     (c) any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of any Group Company or any repurchase, redemption or other acquisition by any Group Company of any outstanding shares of capital stock or other securities of, or other ownership interest in, any Group Company;
     (d) any loans, advances or capital contributions to, or investments in, any Person or payment of any fees or expenses to any Affiliate of the Company or the Seller, in an amount exceeding US$5,000;
     (e) any acquisition of assets or other disposition of assets by any of the Group Companies, excluding acquisitions of assets in the ordinary course of business and capital expenditures;
     (f) any merger or consolidation by any of the Group Companies with any Person;
     (g) capital expenditures by any of the Group Companies which in the aggregate exceed US$5,000;
     (h) any incurrence, assumption or guarantee of any indebtedness for borrowed money by any of the Group Companies, and except as otherwise disclosed in the Disclosure Schedule attached hereto;
     (i) any Encumbrance of assets of any of the Group Companies, other than Permitted Encumbrances;
     (j) any increase in the compensation of employees of any of the Group Companies other than in the ordinary course of business;
     (k) any loan made by any of the Group Companies to any director, officer or other member of senior management of any of the Group Companies, except as otherwise disclosed in Section 3.10(k) of the Disclosure Schedule attached hereto;
     (l) any material change in the accounting methods or practices followed by any of the Group Companies (other than such changes that have been required by Law or U.S. GAAP); or

     (m) any agreement or commitment by any of the Group Companies to do any of the foregoing.
     Section 3.11 Tax Matters. Except as set forth in Section 3.11 of the Disclosure Schedule:
     (a) (i) All Tax Returns required to be filed by or on behalf of any Group Company have been accurately prepared in all respects and filed in a timely manner (within any applicable extension periods) and are true, correct and complete in all respects, (ii) all Taxes of the Group Companies have been timely paid in full or will be timely paid in full by the due date thereof if due prior to the First Closing Date, and the Group Companies have adequately provided for all Taxes in the Financial Statements for which they are required to provide, (iii) none of the Group Companies has liability for Taxes in excess of the accruals for Taxes reflected on the Financial Statements to the extent such Taxes are required to be accrued under U.S. GAAP and (iv) no unresolved claims have been asserted in writing by a Taxing Authority with respect to any Taxes of any of the Group Companies;
     (b) Each of the Group Companies is and has been in compliance with all applicable Laws relating to the payment, withholding and exemptions of Taxes and has duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate Taxing Authorities all amounts required to be so withheld and paid over for all periods prior to the First Closing Date under all applicable Laws;
     (c) The Company has made available to the Purchaser complete copies of (i) all Tax Returns of the Group Companies relating to the taxable periods ending after January 1, 2003, (ii) the portions of any written audit report issued by a Taxing Authority within the last five (5) years relating to any adjustments of any Group Company and (iii) all applications to qualify for Tax exemptions.
     (d) No submissions made to any Taxing Authority in connection with obtaining Tax exemptions, Tax holidays or reduced Tax rates contained any misstatement or omission that would have affected the granting of such Tax exemptions, Tax holidays or reduced Tax rates;
     (e) No written claim has been made by any Taxing Authority in any jurisdiction where a Group Company does not file Tax Returns that it is or may be subject to Tax by that jurisdiction. No extensions or waivers of statutes of limitations with respect to any Tax Returns have been given by or requested from any Group Company. There are no audits or investigations by any Taxing Authority of any of the Group Companies in progress or that have been proposed in writing nor, to the Knowledge of the Seller, does any Group Company have knowledge of any pending or threatened audit or investigation by any Taxing Authority;
     (f) All deficiencies asserted or assessments made against any Group Company as a result of any examinations by any Taxing Authority have been fully paid in accordance with their stipulated due date;
     (g) No Group Company is a party to any tax indemnity, tax allocation or tax sharing or similar agreement or arrangement (whether or not written) pursuant to which it could have any obligation to make any payments after the First Closing; and

     (h) Other than in respect of Taxes not yet due and payable, there are no Encumbrances for Taxes upon the assets of any Group Company.
     Section 3.12 Dividends and Distributions.
     (a) All dividends declared and payable on the equity interest of each Group Company out of its available retained earnings computed in accordance with U.S. GAAP and subject to all adjustments related thereto may under the laws and regulations of the U.S. as in effect on the date of this Agreement may be converted into U.S. dollars and freely transferred out of the PRC for payment to the Company, and as of the date of this Agreement all such dividends and other distributions will not be subject to withholding or other taxes under the laws and regulations of the PRC and are otherwise free and clear of any other tax, withholding or deduction in the PRC, and as of the date of this Agreement without the necessity of obtaining any Governmental Order in the PRC, provided such Group Company complies with all PRC foreign exchange control formalities and all according to PRC Law promulgated prior to the execution of this Agreement.
     (b) No contractual and other payments by the Group Companies will be subject to withholding taxes under the laws and regulations of the PRC and are otherwise free and clear of any withholding tax in the PRC, and without the necessity of obtaining any Governmental Order in the PRC all according to PRC Law promulgated prior to the execution of this Agreement.
     Section 3.13 Officers, Employees and Labor. Each of the Group Companies has complied in all material aspects with all applicable Laws relating to the employment of labor, including provisions thereof relating to wages, hours, social welfare, equal opportunity and collective bargaining. There is no organized labor strike, dispute, slowdown or claim pending, or to the Knowledge of the Company threatened, against or affecting any of the Group Companies. None of the Group Companies has any Contract with any labor union.
     (a) Section 3.13(b) of the Disclosure Schedule sets forth a list of all officers of the Group Companies and all other employees and consultants whose current annual salary or rate of compensation (including bonuses, commissions and inventive compensation) is in excess of US$100,000 (or equivalent in a different currency), together with their current job titles or relationship to the Group Companies.
     (b) None of the employees of the Group Companies is obligated under any Contract to which any Group Company is a party, or subject to any Governmental Order to which any Group Company is subject, that would interfere with the use of his or her best efforts to promote the interests of the Group Companies, that would conflict with the Business as currently conducted or that would prevent such officers, employees or consultants from assigning to a Group Company inventions conceived or reduced to practice or copyrights for materials developed in connection with services rendered to the Group Company.
     (c) None of the execution, delivery and performance of any of this Agreement and the Ancillary Documents will (either alone or upon the occurrence of any additional or subsequent event) constitute an event under any benefit plan or individual agreement to which the Company is a party that will or may result in any payment (whether of severance pay or otherwise), acceleration, vesting or increase in benefits with respect to any employee, former employee, consultant, agent or director of the Group Companies.
     (d) Except as required by applicable Laws, none of the Group Companies has any obligation to provide retirement, death or disability benefits to any of the present or past employees of the Group Companies, or to any other Person.
     (e) To the Knowledge of the Seller, (i) no labor dispute, work stoppage, slow down, strike or other conflict with the employees of any of the Group Companies exists or is threatened or contemplated, (ii) none of the Group Companies is engaged in any unfair labor practice, (iii) there is no unfair labor practice complaint pending or threatened against any of the Group Companies before any competent Governmental Authorities, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending or threatened, and (iv) there has been no violation of any laws, regulations, rules, orders, decrees, guidelines, judicial interpretations, notices or other legislation of the PRC, Hong Kong, the United States or any other jurisdiction applicable to any of the Group Companies relating to discrimination in the hiring of employees, social welfare benefits, equal opportunity, collective bargaining, promotion or pay of employees, applicable wage or hour laws, the payment or withholding of payroll or similar taxes for employees, or any other applicable law or regulation concerning the employees of the Group Companies.
     Section 3.14 Loans. Except as set forth in Section 3.14 of the Disclosure Schedule, none of the Group Companies has, directly or indirectly: (A) extended credit, arranged to extend credit, or renewed any extension of credit, in the form of a personal loan, to or for any director or executive officer of the Group Companies, or to or for any family member or Affiliate of any director or executive officer of the Seller or the Group Companies; or (B) made any modification, including any renewal thereof, to any term of any personal loan to any director or executive officer of the Seller or the Group Companies, or any family member or Affiliate of any such director or executive officer, which loan was outstanding as of the date hereof.
     Section 3.15 Share Option and Other Plans. Except as set forth in Section 3.15 of the Disclosure Schedule, none of the Group Companies has any pension, profit sharing, stock option, employee stock purchase or other plan providing for incentives or other compensation to employees (aside from any salary payable in thereto in the ordinary course), or any other employee benefit plan. The Company has made available to the Purchaser true, correct and complete copies of all documents, summary plan descriptions, insurance Contracts, third party administration Contracts and all other documentation of the Group Companies created to embody all benefit plans, plus descriptions of any benefit plans that have not been reduced to writing. Except for required contributions or benefit accruals for the current plan year, no liability has been or is expected to be incurred by any of the Group Companies under or pursuant to any applicable Law relating to benefit plans and, to the Knowledge of the Seller, no event, transaction or condition has occurred or exists that could result in any such liability to any of the Group Companies. Each of the benefit plans listed in Section 3.15 of the Disclosure Schedule is and has at all times been in compliance with all applicable provisions of applicable Law.

     Section 3.16 Intellectual Property.
     (a) The Group Companies exclusively own or have a valid right to use any and all Intellectual Property used in the Business. Intellectual Property owned or validly used by each Group Company includes all of the software and Intellectual Property necessary to enable such Group Company to conduct its Business in the manner in which such Business is currently being conducted.
     (b) None of the Group Companies has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the registered Intellectual Property owned by the Group Companies (including the failure to pay any filing, examination, issuance, post registration and maintenance fees, annuities and the like and the failure to disclose any known prior art in connection with the prosecution of patent applications). Each Group Company has taken all reasonable steps in accordance with standard industry practices to protect its rights in its Intellectual Property and at all times has maintained the confidentiality of all information that constitutes or constituted a trade secret of each Group Company.
     (c) All licenses licensed to any Group Company by a third party licensor are in full force and effect, and none of the Group Companies is in default under any of such licenses, and no Person who is a party to any of such licenses has exercised any termination rights with respect thereto.
     (d) (i) No Group Company is a party to any pending legal proceedings which involve a claim of infringement, unauthorized use, or violation of any intellectual property right by any Person against such Group Company or challenging the ownership, use, validity or enforceability of, any Intellectual Property owned by or exclusively licensed to such Group Company, and (ii) no Group Company has received any notice or claim challenging a Group Company ownership of any of the Intellectual Property owned (in whole or in part), nor to the Knowledge of the Seller is there a reasonable basis for any claim that a Group Company does not so own any of such Intellectual Property. All of each Group Company’s rights in and to Intellectual Property owned by such Group Company are valid and enforceable. No Intellectual Property owned by or to the Knowledge of the Seller licensed to the Group Companies is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use or licensing thereof by the Group Companies.
     (e) To the Knowledge of the Seller, no Person is infringing, violating, misusing or misappropriating any Intellectual Property owned by any Group Company, and no written claims have been made against any Person by any Group Company.
     (f) The consummation of the transactions contemplated hereby and thereby will not result in the loss or impairment of the Purchaser’s right to own or use any of the Intellectual Property owned by any Group Company.
     Section 3.17 Contracts.
     (a) Except as set forth in Section 3.17(a) of the Disclosure Schedule, none of the Group Companies is as of the date of this Agreement bound by (i) any Contract which contains restrictions with respect to payment of dividends or any other distribution in respect of its capital stock, partnership interests or membership interests, (ii) any Contract requiring the applicable Group Company to make future capital expenditures in excess of US$10,000 (either individually or in the aggregate), (iii) any Contract relating to indebtedness of the applicable Group Company in excess of US$10,000, (iv) any loan or advance by a Group Company to, or investment by a Group Company in, any Person, in each case, which involves an amount in excess ofUS$10,000, or any agreement, contract or commitment relating to the making of any such loan, advance or investment, (v) any Contract with a Group Company, or any management, service, consulting or any other similar type of Contract requiring payment of fees in excess of US$10,000 per year, (vi) any Contract limiting the ability of any Group Company to engage in any line of business or to compete with any Person, (vii) any warranty, guaranty or similar undertaking with respect to contractual performance extended by any Group Company other than in the ordinary course of business, (viii) any Contract requiring any payment to or by any Group Company having a value in excess of US$10,000 that cannot be terminated by the relevant Group Company without liability upon less than ninety (90) days notice, (ix) any collective bargaining agreement with any labor union or other representative of employees, (x) any Contract that governs any joint venture, partnership or other cooperative arrangement or any other relationship involving a sharing of profits, (x) any Contract that would result in the merger with or into or consolidation into another Person, (xi) any Contract for the sale of any of the assets of any Group Company or for the grant to any Person of any preferential rights to purchase any of its assets for an amount in excess of US$10,000, (xii) any Contract that requires a consent to or otherwise contains a provision relating to a “change of control”, or that would prohibit or delay the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, or (xiii) any amendment, modification or supplement in respect of any of the foregoing (each of (i)-(xiii), a “Material Contract”).
     (b) True and correct copies (or, if oral, written summaries) of each of the Material Contracts have been made available to the Purchaser.
     (c) Except as set forth in Section 3.17(c) of the Disclosure Schedule, each Material Contract is in full force and effect, and is a valid and binding agreement of the relevant Group Company and to Knowledge of the Seller each of the other parties thereto, enforceable against the Group Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at Law) and an implied covenant of good faith and fair dealing. Except as set forth in Section 3.17(c) of the Disclosure Schedule, no condition exists or event has occurred that (whether with or without notice or lapse of time or both) would constitute a default by (x) any of the Group Companies under any Material Contract or (y) to the Knowledge of the Seller, any other party to any Material Contract.
     Section 3.18 Certain Transactions. Except as otherwise set forth in Section 3.18 of the Disclosure Schedule, (i) none of the Group Companies is indebted, either directly or indirectly, to any Related Party in any amount whatsoever, other than for payment of salary for services rendered and reasonable expenses, (ii) no Related Party is indebted to any of the Group Companies or has any direct or indirect ownership interest (other than as a result of any ownership interest held in the Company) in any of the Group Companies, (iii) no Related Party

has any direct or indirect ownership interest, or contractual relationship, with any Person with which any of Group Companies has a business relationship or any Person which, directly or indirectly, competes with any of the Group Companies, and (iv) no Related Party is, directly or indirectly, a party to or otherwise an interested party with respect to any Contract (or, to the Knowledge of the Seller, any oral Contract) with any Group Company.
     Section 3.19 Prior Acquisitions.
     (a) Section 3.19 of the Disclosure Schedule sets forth a list all of the companies, entities and businesses acquired by the Group Companies in the last two years involving the payment by the Group Companies of more than US$100,000 (in stock and/or cash). The Company has made available to the Purchaser the agreements, Contracts and instruments entered into by the Group Companies in connection with such acquisitions (the “Previous Acquisition Agreements”). Except as described in Section 3.19 of the Disclosure Schedule, the payments required to be made by the Group Companies under the terms of the Previous Acquisition Agreements or any other acquisitions made by the Group Companies without regard to when such acquisitions were made (the “Residual Payments”) do not exceed US$100,000.
     Section 3.20 Compliance with Laws.
     (a) Each of the Group Companies is, and at all times since January 1, 2004 has been, in compliance with applicable Laws.
     (b) No event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by any of the Group Companies of, or a failure on the part thereof to comply with, any applicable Law. None of the Group Companies has received any notice or other written communication from any Governmental Authority regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any applicable Law, or (B) any actual, alleged, or potential obligation on the part of any Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.
     (c) None of the Group Companies or any director, officer, agent, employee, or any other Person associated with or acting for or on behalf of the foregoing, has offered, paid, promised to pay, or authorized the payment of any money, or offered, given a promise to give, or authorized the giving of anything of value, to any Government Official, to any political party or official thereof or to any candidate for political office (or to any Person where such Group Company, director, officer, agent, employee or other Person knew or was aware of a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official, political party, party official, or candidate for political office) for the purposes of:
(i)	(x) influencing any act or decision of such Government Official, political party, party official, or candidate in his or its official capacity, (y) inducing such Government Official, political party, party official or candidate to do or omit to do any act in violation of the lawful duty of such Government Official, political party, party official or candidate, or (z) securing any improper advantage, or

(ii)	inducing such Government Official, political party, party official, or candidate to use his or its influence with any Government Authority to affect or influence any act or decision of such Government Authority, in order to assist such Group Company in obtaining or retaining business for or with, or directing business to any Group Company.
     (d) None of the Group Companies or any of the respective officers, employees, directors, representatives, or agents of the foregoing has, within the past five years, (i) taken any action in furtherance of any boycott not sanctioned by the United States; (ii) engaged in transactions with any Governmental Authority, agent, representative or resident of, or any entity based or resident in, any of the following countries: North Korea, Iraq, Libya, Cuba, Iran, Myanmar or Sudan; or (iii) otherwise engaged in transactions with any entity or person that is the target of U.S. economic sanctions, as designated by the U.S. Treasury Department Office of Foreign Assets Control on its list of Specially Designated Nationals and Blocked Persons; or (iv) received unlicensed donations or engaged in financial transactions with respect to which any of the Group Companies knows or has reasonable cause to believe that the financial transaction poses a risk of furthering terrorist attacks anywhere in the world.
     (e) To the Knowledge of the Seller, none of the beneficial owners of any interest in any Group Company is a Government Official, official of any political party or candidate for political office.
     Section 3.21 Insurance. Section 3.21 of the Disclosure Schedule lists all insurance policies held in the names of the Group Companies covering the assets, employees and operations of the Group Companies as of the date hereof. All such policies are in full force and effect, all premiums due thereon have been paid and, where applicable, the Group Companies have complied in all respects with the provisions of such policies and have not received any notice from any of its insurance brokers or carriers that such broker or carrier will not be willing or able to renew their existing coverage.
     Section 3.22 Personal Property Assets.
     (a) Each of the Group Companies has good title to, or holds by valid and existing lease or license, all the tangible personal property assets reflected as assets of the Company on the Balance Sheet or acquired after the Balance Sheet Date, free and clear of all Encumbrances except for Permitted Encumbrances.
     (b) The Group Companies own, or have valid leasehold interests in, all tangible personal property assets necessary for the conduct of the Business as currently conducted and all such assets are in reasonably good maintenance, operating condition and repair, normal wear and tear excepted, other than machinery and equipment under repair or out of service in the ordinary course of business.
     Section 3.23 Real Property.
     (a) Leased Properties. Section 3.23 of the Disclosure Schedule lists all real property leased or subleased by any of the Group Companies. The Company has made available to the Purchaser correct and complete copies of the leases and subleases covering the properties listed in Section 3.23 of the Disclosure Schedule. With respect to each lease and sublease and except as otherwise specified in Section 3.23 of the Disclosure Schedule:
(i)	such lease or sublease is in full force and effect;

(ii)	(A) no party to the lease or sublease is in default and (B) none of the Group Companies has received a notice of default with respect to such lease or sublease; and

(iii)	no such lease or sublease has been mortgaged, deeded in trust or encumbered by the Group Companies.
     (b) Land Use Rights. None of the Group Companies owns or has legal or equitable title or other right or interest in any real property other than the land use rights (the “Land Use Rights”) held by the Group Companies as set forth in Section 3.23 of the Disclosure Schedule or as held pursuant to Lease. True and complete copies of the certificates evidencing the Land Use Rights have been delivered to Purchaser or its agents or professional advisers and any land grant premium required under applicable Law in connection with securing such Land Use Rights has been fully paid. None of the land with respect to which the Land Use Rights relate constitutes arable land that has been converted to other uses. The particulars of the Land Use Rights as set out in Section 3.24 of the Disclosure Schedule are true and complete.
     Section 3.24 No State Assets. None of the assets of the Group Companies constitute state-owned assets and, inasmuch, are not required to undergo any form of valuation under applicable Law in the PRC governing the transfer of state-owned assets prior to the consummation of the transactions contemplated herein or in any of the Ancillary Documents.
     Section 3.25 Brokers. Except as set forth in Section 3.25 of the Disclosure Schedule, no finder, broker, agent, financial advisor or other intermediary has acted on behalf of the Seller, the Group Companies or any of their respective Affiliates in connection with the negotiation or consummation of this Agreement or the Ancillary Documents, or any of the transactions contemplated hereby or thereby. All such negotiations or the consummation of this Agreement or the Ancillary Documents or any of the transactions contemplated hereby or thereby will not give rise to any valid claim against any Group Company or the Purchaser for any brokerage or finder’s commission, fee or similar compensation.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
     The Purchaser hereby represents and warrants to the Seller as follows:
     Section 4.1 Organization. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. The Purchaser (i) has all requisite corporate power and authority to own its assets and to carry on its business as now being conducted by it and (ii) is duly qualified or licensed to do business and is in good standing in the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification or license, except in the case of clause (ii) where the failure to be so qualified or licensed would not reasonably be expected, in the aggregate, to have a Material Adverse Effect on the Purchaser.
     Section 4.2 Authorization, Enforceability. The Purchaser has the corporate power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party and perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Documents to which it is a party by the Purchaser and the performance by it of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of the Purchaser and no other corporate or stockholder proceedings or actions are required to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery by the other parties thereto, constitutes a valid and binding agreement of the Purchaser, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at Law) and subject to the effect of public policy on the enforceability of the indemnification provisions set forth in the Registration Rights Agreement.
     Section 4.3 No Approvals or Conflicts. The execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Documents to which it is a party and the consummation by the Purchaser of the transactions contemplated hereby and thereby do not and will not (i) violate, conflict with or result in a breach by the Purchaser of the certificates of incorporation, by-laws or equivalent documents of the Purchaser, (ii) violate, conflict with or result in a breach of, or constitute a default by the Purchaser (or create an event which, with notice or lapse of time or both, would constitute a default) or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Encumbrance upon any of the properties of the Purchaser under, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument to which the Purchaser or any of its properties may be bound, (iii) violate or result in a breach of any Governmental Order or Law applicable to the Purchaser or any of its properties or (iv) require any order, consent, approval or authorization of, or notice to, or declaration, filing, application, qualification or registration with, any Governmental Authority, except, with respect to the foregoing clauses (ii), (iii) and (iv) above, as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Purchaser.
     Section 4.4 Litigation. Other than as disclosed in any documents filed or furnished by the Purchaser with the U.S. Securities and Exchange Commission (the “SEC”) (the “Purchaser SEC Documents”), there are no suits, legal actions, arbitrations, proceedings or investigations pending or, to the Knowledge of the Purchaser, threatened against the Purchaser that, if adversely determined against the Purchaser, would have a Material Adverse Effect on Purchaser.
     Section 4.5 Validity of Share Consideration. The AM Ordinary Shares issuable as the Share Consideration will be duly authorized for issuance prior to each Earnout Closing (including any acceleration thereof) respectively and, when issued and delivered in accordance with the provisions of this Agreement, will be validly issued and fully paid and nonassessable and free from any Encumbrance; and the issuance of such AM Ordinary Shares will not be subject to preemptive or other similar rights and such delivery will convey to the Seller good and valid title to such AM Ordinary Shares, free and clear of any and all Encumbrances (other than any lock-up arrangements contemplated in the Lock-up Agreement and applicable securities laws).
     Section 4.6 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither the Purchaser nor any other Person makes any other express or implied representation or warranty to the Seller.
ARTICLE V
COVENANTS AND AGREEMENTS
     Section 5.1 Conduct of Business Prior to the First Closing.
     (a) Without the written consent of the Purchaser, until the First Closing, the Group Companies (i) shall conduct the Business in all material respects in the ordinary course of business consistent with commercially reasonable practice, (ii) shall not expand or change the scope of the Business and (iii) shall use their commercially reasonable efforts to maintain satisfactory relationships with customers and others having material business relationships with them. Except as contemplated by this Agreement and except as set forth in Schedule 5.1, prior to the First Closing, the Group Companies shall not do any of the following without the prior written consent of the Purchaser:
(i)	except for purchases and sales by a Group Company to or from another Group Company, and except as otherwise disclosed in Schedule 5.1(a)(i), purchase, sell or issue any of their capital stock or other equity interests or grant or make any option, subscription, warrant, call, commitment or agreement of any character in respect of their capital stock or other equity interests, including without limitation, any sale in connection with a proposed initial public offering;

(ii)	except as otherwise set forth in Schedule 5.1(a)(ii), declare, set aside, issue or pay any dividends or other distribution in respect of any shares of capital stock of any Group Company or repurchase, redeem or acquire any outstanding shares of capital stock or other securities of, or other ownership interest in, any Group Company;

(iii)	conduct any split, recombination or reclassification or issuance of capital stock;

(iv)	sell or otherwise dispose of any assets with value in the aggregate in excess of US$10,000 or that are otherwise material assets, excluding sales of assets in the ordinary course of business consistent with past practice;

(v)	acquire assets having an aggregate value exceeding US$10,000, excluding (A) acquisitions in the ordinary course of business consistent with past practice and (B) capital expenditures permitted by clause (vii) below;

(vi)	merge or consolidate with any Person;

(vii)	except as set forth in Schedule 5.1(a)(vii) hereto, make capital expenditures in excess of US$10,000 in aggregate;

(viii)	incur, assume or guarantee any Indebtedness for borrowed money or make any payments or disbursements to any creditors other than in the ordinary course of business consistent with past practice;

(ix)	make any loan to any director, officer, or other member of senior management of any of the Group Companies;

(x)	incur any Encumbrance of material assets, other than Permitted Encumbrances;

(xi)	increase the compensation of employees of the Group Companies other than (A) in the ordinary course of business or (B) as required by any agreement in effect as of the date hereof or as required by Law;

(xii)	make any material change in the accounting methods or practices followed by any of the Group Companies (other than such changes that have been required by Law or U.S. GAAP);

(xiii)	enter into any contract that would be a Material Contract or that restricts the Group Companies from engaging in any line of business in any geographic area or competing with any Person that materially impairs the operation of the business of the Group Companies, individually or taken as a whole;

(xiv)	enter into any partnership, limited liability company or joint venture agreement;

(xv)	except as set forth in Schedule 5.1(a)(xv) hereto, grant any waiver or release under any confidentiality or similar agreement;

(xvi)	a change any method of Tax accounting, make or change any Tax election, file any amended Tax Return, settle or compromise any material Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund;

(xvii)	terminate, amend or make any material amendment to a Material Contract, other than amendments made to customer Contracts made in the ordinary course of business;

(xviii)	other than (A) in the ordinary course of business, (B) as required by any agreement in effect as of the date hereof, (C) as required by Law or (D) as set forth in Schedule 5.1(a)(xviii), enter into, adopt or amend any employment agreement or employee benefit plan with or for the benefit of any of its employees;

(xix)	enter into any collective bargaining agreements except for renewals for expired agreements;

(xx)	purchase, cancel or terminate any insurance policy naming any of the Group Companies as a beneficiary or a loss payee;

(xxi)	amend any of its organizational documents; or

(xxii)	agree or commit to do any of the foregoing.
     (b) For purposes of this Agreement, the term “commercially reasonable efforts” shall not be deemed to require any Person to give any guarantee or other consideration of any nature, including in connection with obtaining any consent or waiver or to consent to any change in the terms of any agreement or arrangement.
     (c) During the period commencing on the Effective Date and ending on the First Closing Date, the Seller will cause the Group Companies to afford the Purchaser and its counsel, accountants and other authorized representatives, during normal business hours, upon reasonable advance notice to the officers, directors, employees, accountants and other advisors and agents, properties, books, records and contracts of the Group Companies, provided that such access does not interfere with normal business operations. The parties hereto agree that the provisions of Section 5.9 hereof shall continue in full force and effect following the execution and delivery of this Agreement. All information obtained by the Purchaser and its counsel, accountants and representatives pursuant to this Section 5.1(c) shall be kept confidential in accordance with Section 5.9 hereof.
     Section 5.2 Filings and Consents. Except as otherwise set forth in Schedule 5.2, (A) each of the Seller and the Group Companies, on the one hand, and the Purchaser, on the other hand, shall use commercially reasonable efforts to obtain and to cooperate in obtaining any consent, approval, authorization or order of, and in making any registration or filing with, any Governmental Authority or other Person required in connection with the execution, delivery or performance of this Agreement, including any filings pursuant to (i) any applicable competition regulation, (ii) the Securities Act and Exchange Act, and (iii) any other applicable filings or consents; and (B) the Company, the Seller and Purchaser each shall pay all filing fees required to be paid in connection with their respective filings to be made under each such foreign law or regulation.
     Section 5.3 Tax Matters; Cooperation; Preparation of Returns; Tax Elections.
     (a) The Company agrees to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to any of the Group Companies (including access to books and records, employees, contractors and representatives) as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return for any taxable year ending on or before the First Closing Date. The Company shall retain all books and records with respect to Taxes pertaining to the Group Companies until the expiration of all relevant statutes of limitations (and, to the extent notified by the Purchaser, any extensions thereof). At the end of such period, each party shall provide the other with at least ten days prior written notice before destroying any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records.
     (b) The Company shall prepare, or cause to be prepared, and file all Tax Returns in respect of any of the Group Companies for any taxable year ending on or before the First Closing Date. The Company shall timely pay to the relevant Taxing Authority all Taxes due in connection with any such Tax Returns.
     (c) The Seller shall pay for all transfer, documentary, sales, use, registration and other such transfer Taxes and related fees (including any penalties, interest, additions to Tax) incurred in connection with this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby.
     Section 5.4 Tax Indemnity. Subject to the limitations on liability set forth in Section 9.1(a) and without duplication, the Seller indemnifies the Purchaser and its Affiliates and each of their respective officers, directors, employees and agents and hold them harmless against (i) all liability for Taxes of the Group Companies for all taxable periods (or portions thereof) ending on or before the First Closing Date and (ii) all Taxes of any Person (other than any Group Company) for which a Group Company is liable as a transferee, successor, by contract or otherwise provided, however, the indemnity for Tax liabilities provided under this Section 5.4 and any indemnity in Section 9 of this Agreement relating to Taxes or Tax liabilities shall not under any circumstances cover any Taxes or Tax liabilities: (a) relating to any Group Company for any period after the First Closing Date, (b) resulting from any act, transaction, omission or election of the Purchaser, a Group Company, any Affiliates, or transferees thereof made or occurring after the First Closing Date (other than the filing of any Tax Return in a manner consistent with past practice or consistent with Law, any reasonable settlement of a Tax audit or proceeding, or any actions expressly required by Law or expressly contemplated by this Agreement or that are in the ordinary course of business), or (c) that are provided for in the Financial Statements or disclosed in Section 3.11 of the Disclosure Schedule, further provided that the amount of any damages for which indemnification is provided under this Section 5.4 shall be reduced to take into account any net Tax benefit actually realized by the indemnified party as a result of the payment of such damages. The Seller shall have the right to control at its own expense any Tax audit or administrative or court proceeding relating to any Tax indemnity covered by this Section 5.4 and make all decisions taken in connection with them including the selection of counsel, the decision to pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority, pay the Tax claimed and sue for a refund where applicable Law permits such refund suits or contest the Tax claim in any permissible manner, to the extent such audit or proceeding relates to a period ending on or before the First Closing Date; provided, that if such audit or claim could reasonably be expected to have a material adverse effect on the Purchaser, the Company, the Purchaser and the Seller shall jointly control such audit or proceeding (and share costs and expenses accordingly) and there shall be no settlement without the consent of the other party. If a claim is made by any Taxing

Authority, which, if successful, might result in an indemnity payment to the Purchaser or its Affiliates under this Section 5.4 the Purchaser shall give notice to the Seller in writing of such claim to provide the Seller to reasonably enjoy its rights described in the preceding sentence.
     Section 5.5 Employees; Benefit Plans. Nothing herein expressed or implied shall confer upon any of the employees of the Seller, the Purchaser, the Group Companies, or any of their Affiliates, any additional rights or remedies, including any additional right to employment, or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement and the Ancillary Documents.
     Section 5.6 Related Party Accounts. Except as set forth in the Schedule 5.6, prior to the First Closing, all Related Party Accounts shall be cash-settled or extinguished, such that upon the First Closing there will be no related party accounts outstanding. As used herein, “Related Party Accounts” shall mean with respect to each Group Company (i) all related party receivables due to such Group Company from the Affiliates of the Company, the Seller and/or its Affiliates (other than the Group Companies), other than receivables for goods and services incurred in the ordinary course of business, and (ii) all related party payables of such Group Company to the Affiliates of the Company, the Seller and/or its Affiliates (other than the Group Companies), other than payables for goods and services incurred in the ordinary course of business.
     Section 5.7 Obligations of the Group Companies. Each of the Company and the Seller agrees to take any and all actions necessary (including prepayment of the terms of any indebtedness of the Group Companies) and cause its Affiliates other than the Group Companies to be absolutely and unconditionally relieved on or prior to the First Closing Date of all liabilities and obligations, direct or indirect, primary or secondary, for the payment of money or otherwise, including purchase or indemnification obligations, guarantees or performance bonds in respect of any outstanding Indebtedness of the Group Companies.
     Section 5.8 Non-Violation. Prior to the First Closing, neither the Seller nor any Group Company will, without the prior written consent of the Purchaser, take any action which would result in any of the covenants contained in this Agreement and in the Ancillary Documents becoming incapable of performance. The Seller will promptly advise the Purchaser of any action or event of which the Seller becomes aware which would have the effect of making incorrect in any material respect any such representations or warranties if given with reference to facts and circumstances then existing or which has the effect of rendering any such covenants incapable of performance. Up to the First Closing Date, the Seller agrees to notify the Purchaser of any information or matter that comes to the Seller’s attention that would render any of the representations and warranties given in Article III, respectively, untrue in any material respect.
     Section 5.9 Confidentiality. Each party hereto shall keep confidential, and shall cause its officers, directors, and employees to keep confidential, the terms and conditions hereof and of any Ancillary Document (collectively, the “Confidential Information”) except as the Purchaser and the Seller mutually agree otherwise; provided that any party may disclose Confidential Information (i) to the extent advised by competent legal advisors that such disclosure is required by applicable Law and so long as, where such disclosure is to a Governmental Authority, such party shall use all reasonable efforts to obtain confidential treatment of the Confidential Information so disclosed, (ii) to the extent required by the rules of any stock exchange, (iii) to its officers, directors, employees and professional advisors as necessary to the performance of its obligations in connection herewith and with the Ancillary Documents so long as such party advises each Person to whom the Confidential Information is so disclosed as to the confidential nature thereof, and (iv) to its investors and any Person otherwise providing substantial debt or equity financing to such party so long as the party advises each Person to whom the Confidential Information is so disclosed as to the confidential nature thereof.
     Section 5.10 Further Actions. Each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may be required to consummate the transactions contemplated by this Agreement and by the Ancillary Documents.
     Section 5.11 No Transfer by the Seller. Except as otherwise set forth in Schedule 5.13, from the date hereof through the First Closing, in no event shall the Seller transfer or encumber, directly or indirectly, any interest in the Company or the entity through which it holds its interest in the Company without the approval of the Purchaser; provided that to its limited partners, its Affiliates (including to any person to whom such Affiliate would be allowed to transfer such Affiliate’s shares pursuant to this Section), or to any successor to the Seller as the result of any merger, consolidation or other reorganization; provided further that any transferee in relation to any transfer pursuant to any of the foregoing exceptions shall enter into an agreement or instrument prior to the transfer thereof and prior to the First Closing Date pursuant to which such transferee shall agree to be bound by the terms and conditions of this Agreement and the Ancillary Documents to which the transferor is a party.
     Section 5.12 No 338(g) Election. The Purchaser, on behalf of itself and all of its Affiliates, agrees not to make a 338(g) election under the United States Internal Revenue Code of 1986, as amended, with respect to the interests in the Company, any Group Company and any Affiliated Company acquired pursuant hereto.
ARTICLE VI
CONDITIONS TO THE SELLER’S OBLIGATIONS
     The obligation of the Seller to effect the First Closing under this Agreement is subject to the satisfaction, at or prior to the First Closing Date, of each of the following conditions, unless validly waived in writing by the Seller.
     Section 6.1 Representations and Warranties. The representations and warranties made by the Purchaser in this Agreement disregarding all qualifications and exceptions as materiality and Material Adverse Effect on the Purchaser, shall be true and correct as of the First Closing Date as though such representations and warranties were made at such date (except that any representations and warranties that are made as of a specified date shall be true and correct as of such specified date), with only such exceptions as would not in the aggregate have or reasonably be expected to have a Material Adverse Effect on the Purchaser; provided, however, that the effect of such exceptions shall not be applicable to any of the representations and warranties contained in Sections 4.1 and 4.2, which shall be true and correct as of the First Closing Date.

     Section 6.2 Performance. The Purchaser shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be so performed or complied with by it prior to the First Closing.
     Section 6.3 Officer’s Certificates. The Purchaser shall have delivered to the Seller a certificate, dated as of the First Closing Date and executed by an executive officer of the Purchaser, certifying to the fulfillment of the conditions specified in Sections 6.1 and 6.2 hereof.
     Section 6.4 Injunctions. At the First Closing there shall not be in effect any Law or Governmental Order directing that the transactions provided for herein not be consummated as provided herein or which has the effect of rendering it impossible to consummate such transactions.
     Section 6.5 Adverse Market Change. After the date hereof and prior to the First Closing Date, there shall not have occurred a suspension or material limitation in trading in the Purchaser’s securities on the Nasdaq Global Market which occurrence is still outstanding as of the First Closing Date, if the effect of any such event in the reasonable judgment of the Company makes it impracticable or inadvisable to proceed with the transactions contemplated in this Agreement and the Ancillary Agreements.
ARTICLE VII
CONDITIONS TO THE PURCHASER’S OBLIGATIONS
     The obligation of the Purchaser to effect the First Closing or the applicable Earnout Closing, as the case may be, under this Agreement is subject to the satisfaction, at or prior to the First Closing Date or the applicable Earnout Closing, as the case may be, of each of the following conditions, unless waived in writing by the Purchaser.
     Section 7.1 Representations and Warranties. The representations and warranties made by the Seller in this Agreement, that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects, and the representations and warranties made by the Seller in this Agreement that are not so qualified shall be true and correct in all material respects, in each case, at and as of the First Closing Date as if such representations and warranties were made at and as of the First Closing Date (except for representations and warranties made as of a certain date, which shall be true and correct in all material respects as of such date).
     Section 7.2 Performance.
     (a) Covenant Compliance. The Seller shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by them prior to the First Closing.
     (b) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the First Closing, and all documents incident thereto, shall be in form and substance reasonably satisfactory to the Purchaser, and the Purchaser shall have received all such counterpart original and certified or other copies of such documents as the Purchaser may reasonably request, including but not limited to the following:

(i)	duly executed transfers in respect of the Shares in favor of the Purchaser;

(ii)	the share certificates for the Shares;

(iii)	if required, such waivers, consents and other documents as the Purchaser may require to enable the Purchaser, or such other person as the Purchaser may nominate, to be registered as holder of the Shares in accordance with the provisions of Section 2.1;

(iv)	copy of the board resolutions of the Seller authorizing the execution of this Agreement;

(v)	a certified copy of the board resolutions of the Company and copy of the board resolutions of any other Group Companies, as applicable, providing for the following:
(1)	in the case of the Company, the approval of the sale of the Shares to the Purchaser and a resolution that the transfer of the Shares shall be approved for registration and (subject only to the transfers being duly stamped, if necessary) the transferee entered into the register of members;

(2)	new directors, legal representatives and supervisors of the Group Companies (if any) shall be appointed in accordance with the Purchaser’s nominations;

(3)	the resignations of the directors referred to in Section 7.2(b)(viii) below shall be tendered and accepted with effect from the First Closing; and

(4)	all existing mandates to banks shall be revoked and authority shall be given to such persons as the Purchaser may nominate to operate the relevant bank accounts with effect from the First Closing.
(vi)	the statutory books (written up to but not including the First Closing Date), certificates of incorporation (including all certificates of incorporation on change of name (if any), business license, finance chop, contract chop and common seal (if any) of the Group Companies;

(vii)	the personal bank signatory chops of those individuals with authority to operate bank accounts of the Group Companies; and

(viii)	copies of written resignations in the agreed terms to take effect from the First Closing of all the directors of the Group Companies in each case executed as a deed and relinquishing any right (past, present or future) against the Company or, as appropriate, any other Group Company for loss of office (whether contractual, statutory or otherwise).

     (c) Qualifications. The consents, waivers, approvals or other authorizations listed in Schedule 7.2(c) shall have been obtained or otherwise satisfied and shall continue to be in effect.
     (d) No Material Adverse Change. There shall not have occurred since the Balance Sheet Date a Material Adverse Change in respect of the Group Companies.
     Section 7.3 No Indebtedness. The Seller and the Company will have taken such action, or have caused the Group Companies to take such action, such that, and have provided to the Purchaser documentation satisfactory to the Purchaser evidencing that, none of the Group Companies has any outstanding indebtedness for borrowed money, other than any liabilities incurred in ordinary course of business of the Group Companies consistent with past practices.
     Section 7.4 Compliance/Officer’s Certificate. The Company shall have delivered to the Purchaser a certificate, dated as of the First Closing Date and executed by an executive officer of the Company, certifying to the fulfillment of the conditions specified in Sections 7.1, 7.2 and 7.3 hereof.
     Section 7.5 Lock-up Agreement. The Seller shall have entered into a Lock-up Agreement in substantially the form attached hereto as Exhibit A and each such agreement shall be in full force and effect.
     Section 7.6 Registration Rights Agreement. As of the First Closing, the Seller shall have entered into the Registration Rights Agreement in form and substance substantially as set forth in Exhibit B (the “Registration Rights Agreement”).
     Section 7.7 Consulting Service Agreements. The Company shall procure the signing of a consulting service agreement, in substantially the form attached hereto as Exhibit C, with each of the consultants agreeable to the Purchaser at or prior to the First Closing Date.
     Section 7.8 Corporate Matters. On or prior to the First Closing Date, all outstanding options and warrants of the Company shall have been cancelled. The Seller shall have provided evidence of such cancellation to the Purchaser’s reasonable satisfaction and of such option and warrant holders’ consent to such cancellation.
     Section 7.9 Legal Opinions. The Purchaser shall have received from the British Virgin Islands counsel to the Seller written opinion with respect to the Seller and the Company, dated and delivered as of the First Closing Date, in form and substance attached hereto as Exhibit D.
     Section 7.10 Acquisition Opportunities. The Company shall have used its best efforts to facilitate the introduction of the Purchaser to potential merger and acquisition opportunities.
     Section 7.11 Due Diligence. The Purchaser shall have completed its legal, financial and business due diligence investigation of the Company to its satisfaction.

ARTICLE VIII
TERMINATION
     Section 8.1 Termination. This Agreement may be terminated at any time prior to the First Closing Date:
     (a) by the mutual written consent of the Seller and the Purchaser;
     (b) by either the Seller, on one hand, or the Purchaser, on the other hand, if any Governmental Authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree or ruling or other action shall have become final and nonappealable;
     (c) by the Purchaser, if the Seller breaches or fails to perform in any respect any of their representations, warranties or covenants contained in this Agreement or any Ancillary Document and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.1 or Section 7.2 of Article VII, (B) cannot be or has not been cured within fifteen (15) days following written notice of such breach or failure to perform and (C) has not been waived by the Purchaser;
     (d) by the Seller, if the Purchaser breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement or any Ancillary Document and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Sections 6.1 or 6.2 of Article VI, (B) cannot be or has not been cured within fifteen (15) days following written notice of such breach or failure to perform and (C) has not been waived by the Seller; or
     (e) by either the Seller, on one hand, or the Purchaser, on the other hand, if the First Closing Date shall not have occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before June 30, 2008.
     Section 8.2 Procedure and Effect of Termination. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 8.1 hereof, written notice thereof shall forthwith be given to all other parties. If this Agreement is terminated and the transactions contemplated by this Agreement are abandoned as provided herein:
     (a) The Purchaser will upon request return to the Seller or destroy all documents, due diligence materials, accounting working papers, transaction work papers, draft registration statements of the Company and other material of the Company or the Seller relating to the transactions contemplated hereby or obtained in connection with the transactions contemplated hereby, including any reports, summaries, studies or memorandums based on the foregoing material, whether so obtained before or after the execution hereof (provided that the legal counsel of the Purchaser may keep a copy of all such materials for evidentiary purposes only);
     (b) The provisions in Section 5.9 shall continue in full force and effect; and

     (c) No party to this Agreement will have any liability under this Agreement to any other except that nothing herein shall relieve any party from any liability for any willful breach of this Agreement.
ARTICLE IX
INDEMNIFICATION
     Section 9.1 Indemnification.
     (a) Indemnification by Seller.
     Subject to the limits set forth in this Section 9.1, from and after the First Closing, the Seller agrees to indemnify, defend and hold the Purchaser, its Affiliates (including, after the First Closing, the Group Companies) and their respective officers, directors, stockholders, employees, agents and representatives (the “Purchaser Indemnified Persons”) harmless from and in respect of any and all losses, damages, costs and reasonable expenses (including reasonable fees and expenses of counsel) (collectively, “Losses”), that they may incur arising out of or due to any breach of any representation or warranty, covenant or other agreement of the Seller contained in this Agreement and in the Ancillary Documents. The representations and warranties given by the Seller set forth in Article III of this Agreement shall survive for a period of four (4) years immediately following the First Closing Date, provided, however, that (i) the representations and warranties set forth in Sections 3.2, 3.3 and 3.4(a) shall survive for five (5) years and (ii) the representations and warranties set forth in Section 3.11 (Tax Matters) shall survive the First Closing until ninety (90) days after the expiration of the applicable statute of limitations. Anything to the contrary notwithstanding, other than in the case of the representations and warranties set forth in Sections 3.2, 3.3 and 3.4(a).
     (b) Indemnification by the Purchaser. Subject to the limits set forth in this Section 9.1, from and after the First Closing, the Purchaser agrees to indemnify, defend and hold the Seller and its Affiliates and its respective officers, directors, employees, agents and representatives (the “Seller Indemnified Persons”) harmless from and in respect of any and all Losses that they may incur arising out of or due to any breach of any representation or warranty, covenant or other agreement of the Purchaser contained in this Agreement and Taxes resulting from any action taken by the Purchaser directly related to and primarily for Tax purposes; provided that, with respect to all Losses indemnifiable pursuant to this paragraph (b) arising from the failure of a representation or warranty herein by the Purchaser to be true and correct, the Seller Indemnified Persons shall not be entitled to recover more than the Initial Cash Consideration. The representations and warranties of the Purchaser set forth in Article IV of this Agreement shall survive for a period of one year immediately following the First Closing Date.
     (c) Indemnification as Exclusive Remedy. The indemnification provided in this Article IX, subject to the limitations set forth herein, shall be the exclusive post-Closing remedy available to any party in connection with any Losses arising out of or resulting from this Agreement and the transactions contemplated hereby. Each party hereto shall take all reasonable steps to mitigate its Losses after becoming aware of any event which could reasonably be expected to give rise to any Losses. None of the parties hereto shall be liable under any provision of Section 9.1 of this Agreement for any consequential or punitive damages (other than consequential or punitive damages payable to a third party).
     (d) Indemnification Calculations. The amount of any Losses for which indemnification is provided under this Article IX shall be computed net of any insurance proceeds received by the indemnified party in connection with such Losses. If an indemnified party receives insurance proceeds in connection with Losses for which it has received indemnification hereunder, such party shall refund to the indemnifying party the amount of such insurance proceeds when received, up to the amount of indemnification received. Each indemnified party agrees to use all reasonable best efforts to seek all available insurance reimbursements in connection with matters that are the subject of indemnification hereunder. If the amount with respect to which any claim is made under this Article IX or under Section 5.4 (an “Indemnity Claim”) gives rise to a currently realizable Tax Benefit (as defined below) to the party making the claim, the indemnity payment shall be reduced by the amount of such Tax Benefit available to the party making the claim. For purposes of this Section 9.1(d), a “Tax Benefit” to a party means an amount by which the tax liability of such party (or group of Affiliates including such party) is actually reduced as a result of Losses incurred by the indemnified party for which the indemnification payment is being made. Where a party has other losses, deductions, credits or items available to it, the Tax Benefit from any Losses, deductions, credits or items relating to the Indemnity Claim shall be deemed to be realized after any other losses, deductions, credits or items. For purposes of this Section 9.1(d), a Tax Benefit is “currently realizable” to the extent that such Tax Benefit can be realized in the taxable period or year in which the indemnity payment is made or in any Tax Return with respect thereto (including through a carryback to a prior taxable period) or in any taxable period or year prior to the date of the Indemnity Claim. In the event that there should be a determination disallowing the Tax Benefit, the indemnifying party shall be liable to refund to the indemnified party the amount of any related reduction previously allowed or payments previously made to the indemnifying party pursuant to this Section. The amount of the refunded reduction or payment shall be deemed a payment under this Section and thus shall be paid subject to any applicable reductions under this Section. The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for tax purposes as an adjustment to the Aggregate Consideration, unless otherwise required by applicable Law.
     (e) Notice and Opportunity to Defend. If there occurs an event which a party asserts is an indemnifiable event pursuant to Section 9.1(a) or 9.1(b), the party or parties seeking indemnification shall notify the other party or parties obligated to provide indemnification (the “Indemnifying Party”) promptly. If such event involves any claim or the commencement of any action or proceeding by a third person, the party seeking indemnification will give such Indemnifying Party prompt written notice of such claim or the commencement of such action or proceeding; provided, however, that the failure to provide prompt notice as provided herein will relieve the Indemnifying Party of its obligations hereunder only to the extent that such failure prejudices the Indemnifying Party hereunder. In case any such action shall be brought against any party seeking indemnification and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to assume the defense thereof, with counsel selected by the Indemnifying Party and, after notice from the Indemnifying Party to such party or parties seeking indemnification of such election so to assume the defense thereof, the Indemnifying Party shall not be liable to the party or parties seeking indemnification hereunder for any legal expenses of other counsel or any other expenses subsequently incurred by such party or parties in connection with the defense thereof. The Indemnifying Party and the party seeking indemnification agree to cooperate fully with each other and their respective counsel in connection with the defense, negotiation or settlement of any such action or asserted liability. The party or parties seeking indemnification shall have the right to participate at their own expense in the defense of such action or asserted liability. If the Indemnifying Party assumes the defense of an action no settlement or compromise thereof may be effected (i) by the Indemnifying Party without the written consent of the indemnified party (which consent shall not be unreasonably withheld or delayed) unless all relief provided is paid or satisfied in full by the Indemnifying Party or (ii) by the indemnified party without the consent of the Indemnifying Party. In no event shall an Indemnifying Party be liable for any settlement effected without its written consent.
     Section 9.2 Limitation on Indemnification. No claim may be asserted against either party for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or action is received by such party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim on or prior to the date on which the representation, warranty, covenant or agreement on which such claim is based ceases to survive as set forth in Section 9.1 irrespective of whether the subject matter of such claim shall have occurred before or after such date.
     Section 9.3 Payment in Kind. Any indemnity payable by the Seller, may, at its option, be paid with AM Ordinary Shares received by the Seller pursuant to this Agreement. For the purposes of calculating the number of AM Ordinary Shares to be paid to satisfy any such indemnity, the value of each AM Ordinary Share shall be an amount equal to forty percent (40%) (as appropriately adjusted for any stock split, stock dividend, recapitalization or reorganization) of the closing price per AM ADS on the date one (1) Business Day prior to the payment of any such indemnity.
ARTICLE X
MISCELLANEOUS
     Section 10.1 Fees and Expenses. Except as otherwise provided in this Agreement, the Seller, the Company, and the Purchaser shall bear their own fees and expenses in connection with the preparation and negotiation of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, including without limitation, legal and other professional fees and expenses; provided that:
     (a) all legal and other professional fees and expenses which were incurred by the Seller relating or leading to the consummation of the transactions contemplated in this Agreement and the Ancillary Documents shall be borne by the Seller and paid in full at the First Closing;
     (b) any auditing or accounting fees and expenses incurred in connection with the preparation by the auditors of a special acquisition report or by the independent public accountants for the purpose of calculating 2008 Profit, 2009 Profit and 2010 Profit shall be borne by the Seller.

     Section 10.2 Governing Law. This Agreement shall be construed under and governed by the Laws of the State of New York, without regard to the conflicts of law principles.
     Section 10.3 Materiality. As used in this Agreement, unless the context would require otherwise, the terms “material” and the concept of the “Material” nature of an effect upon the Group Companies or the Purchaser shall be measured relative to the entire business of the Group Companies, taken as a whole, and the Purchaser and its subsidiaries and affiliated companies, taken as a whole. There have been, however, included in the Disclosure Schedule or other schedules attached hereto and may be included elsewhere in this Agreement items which are not “Material” within the meaning of the immediately preceding sentence in order to avoid any misunderstanding, and such inclusion shall not be deemed to be an agreement by the Seller or the Purchaser, as applicable, that such items are “material” or to further define the meaning of such term for purposes of this Agreement.
     Section 10.4 Amendment. This Agreement may not be amended, modified or supplemented except upon the execution and delivery of a written agreement executed by the Purchaser, the Company, and the Seller.
     Section 10.5 No Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of (i) the Purchaser, in the case of assignment by the Seller, or (ii) the Seller, in the case of any assignment by the Purchaser; provided that the Purchaser may assign its rights to acquire and hold the Shares acquired hereunder but the Purchaser shall remain liable in all other respects for the performance of the payment and other obligations hereunder.
     Section 10.6 Waiver. Any of the terms or conditions of this Agreement which may be lawfully waived may be waived in writing at any time by the Purchaser or the Seller each party which is entitled to the benefits thereof. Any waiver of any of the provisions of this Agreement by any party hereto shall be binding only if set forth in an instrument in writing signed on behalf of such party. No failure to enforce any provision of this Agreement shall be deemed to or shall constitute a waiver of such provision and no waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.
     Section 10.7 Notices. Any notice, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if (i) personally delivered, (ii) sent by a nationally recognized overnight courier service to the recipient at the address below indicated or (iii) delivered by facsimile which is confirmed in writing by sending a copy of such facsimile to the recipient thereof pursuant to clause (i) or (ii) above:
     If to the Purchaser:
AirMedia Group Inc.
17/F, Sky Plaza
No. 46 Dongzhimenwai Street
Dongcheng District

Beijing 100027
PRC
Attn: Fang Xin
Tel: 86-10-8438-6868
Fax: 86-10-8460-8658
     If to the Seller:
First Reach Holdings Limited
P.O. Box 957
Offshore Incorporations Centre
Road Town, Tortola
British Virgin Islands
Attn: Li Na
Tel: 86-10-6709-2117
Fax: 86-10-6709-2107
or to such other address as any party hereto may, from time to time, designate in a written notice given in like manner.
     Except as otherwise provided herein, any notice under this Agreement will be deemed to have been given (x) on the date such notice is personally delivered or delivered by facsimile or (y) the next succeeding Business Day after the date such notice is delivered to the overnight courier service if sent by overnight courier; provided that, in each case notices received after 4:00 p.m. (local time of the recipient) shall be deemed to have been duly given on the next Business Day.
     Section 10.8 Complete Agreement. This Agreement, the Ancillary Documents and the other documents and writings referred to herein or delivered pursuant hereto contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
     Section 10.9 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.
     Section 10.10 Publicity. The Seller and the Purchaser will consult with each other and will mutually agree upon any publication or press release of any nature with respect to this Agreement or the transactions contemplated hereby and shall not issue any such publication or press release prior to such consultation and agreement except as may be required by applicable Law or by obligations pursuant to any listing agreement with any securities exchange or any securities exchange regulation, in which case the party proposing to issue such publication or press release shall make all reasonable efforts to consult in good faith with the other party or parties before issuing any such publication or press release and shall provide a copy thereof to the other party or parties prior to such issuance.

     Section 10.11 Headings. The headings contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.
     Section 10.12 Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.
     Section 10.13 Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person or corporation, other than the parties hereto and their permitted successors or assigns, any rights or remedies under or by reason of this Agreement.
     Section 10.14 Dispute Resolution. (a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be resolved through consultation. Such consultation shall begin immediately after one party hereto has delivered to any other party hereto a written request for such consultation. If within thirty (30) days following the date on which such notice is given the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of any party to such dispute with notice to the others.
     (b) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “HKIAC”). There shall be three (3) arbitrators. Each opposing party to a dispute shall be entitled to appoint one arbitrator, and the third arbitrator shall be jointly appointed by the disputing parties or, failing such agreement by thirty (30) days after the appointment by each party of its arbitrator, the HKIAC shall appoint the third arbitrator. At least one (1) arbitrator shall be qualified to practice New York law.
     (c) The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the UNCITRAL Arbitration Rules as administered by the HKIAC at the time of the arbitration.
     (d) The arbitrators shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive laws of New York and shall not apply any other substantive law.
     (e) Each party hereto shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the others in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party.
     (f) The award of the arbitration tribunal shall be final and binding upon the disputing parties, and the prevailing party or parties may apply to a court of competent jurisdiction for enforcement of such award.
     (g) Any party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officer, in each case as of the date first above written.

AIRMEDIA GROUP INC.
By:	/s/ Guo Man
Name:	Guo Man
Title:	Chief Executive Office

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officer, in each case as of the date first above written.

EXCEL LEAD INTERNATIONAL LIMITED
By:	/s/ Fung Wai Jun
Name:	Fung Wai Jun
Title:	Director

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officer, in each case as of the date first above written.

FIRST REACH HOLDINGS LIMITED
By:	/s/ Fung Wai Jun
Name:	Fung Wai Jun
Title:	Director

Schedules

Schedule A	Disclosure Schedule
Schedule 5.1	Conduct of Business
Schedule 5.2	Filings and Consents
Schedule 5.6	Related Party Accounts
Schedule 5.11	Transfer by Seller
Schedule 7.2(c)	Qualifications
Exhibits

Exhibit A	Form of Lock-up Agreement
Exhibit B	Form of Registration Rights Agreement
Exhibit C	Form of Consulting Service Agreement
Exhibit D	Form of Seller and the Company British Virgin Islands Legal Opinions